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                                                                     EXHIBIT 4.7

                           SHORT TERM PROMISSORY NOTE

US$20,000.00                                                       July 28, 2005

         FOR VALUE RECEIVED, Voyager One, Inc. promises to pay to the order of Castle Hill Advisory Group at such place as the holder of this Note may from time to time designate, the principal sum of twenty thousand and 00/100 (US$20,000.00) together with simple interest from July 28, 2005 at the rate of six percent (6) per annum on the principal balance.

         The note becomes due on demand anytime after August 9, 2005. The amount of the payment shall be an amount equal to the outstanding principal and unpaid interest.

         All payments on account of the indebtedness evidenced by this note shall be first applied to interest on the unpaid principal balance and the remainder to principal.

         All parties to this note severally waive presentment for payment, notice of dishonor, protest and notice of protest.

         This note is effective July 28, 2005 regardless of when it is signed.


Voyager One, Inc.                           Castle Hill Advisory Group
859 West End Court
Suite I                                     BY:    /s/ Sebastien C. DuFort
Vernon Hills, IL 60061                             ------------------------
Phone: 847-984-6200                                SIGNATURE & DATE
SEBASTIEN DUFORT                                   SEBASTIAN DUFORT
Fax: 847-984-6201                                  MANAGING DIRECTOR


BY:    /s/ John A. Lichter
       -----------------------
         SIGNATURE & DATE
         JOHN A. LICHTER
         CEO